UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

Flexion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36287	26-1388364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Mall Road, Suite 301 Burlington, Massachusetts	01803
(Address of principal executive offices) -	(Zip Code)

Registrant’s telephone number, including area code: (781) 305-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 17, 2014, we announced positive topline clinical trial results from a Phase 2a synovial fluid pharmacokinetic study of FX006. The trial results demonstrated that a single intra-articular (IA) injection of FX006 can provide therapeutic concentrations of drug in joint fluid for at least 12 weeks. Treatment with FX006 also resulted in a six-fold increase in the duration of drug residency in the joint compared with immediate-release triamcinolone acetonide (TCA).

In the multi-center, open-label study of 50 patients with osteoarthritis (OA) of the knee, researchers assigned patients sequentially to one of five groups that received a single IA injection of either 10 or 40 mg of FX006 or 40 mg of immediate-release TCA. Synovial fluid concentrations of drug were measured at 12 weeks in all dose groups and also at 16 and 20 weeks in the FX006 40 mg dose group. At 12 weeks both the FX006 10 mg and 40 mg dose groups had therapeutic concentrations of drug in synovial fluid. In contrast, the 40 mg immediate-release TCA dose group had concentrations of drug that were below the lower limit of quantitation. The FX006 40 mg dose group also demonstrated readily measurable concentrations of drug at 16 weeks, which fell to below the lower limit of quantitation at 20 weeks.

A press release announcing the results of the Phase 2a synovial fluid pharmacokinetic study is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 17, 2014, announcing results of Phase 2a synovial fluid pharmacokinetic study.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flexion Therapeutics, Inc.

Dated: June 17, 2014	By:	/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 17, 2014, announcing results of Phase 2a synovial fluid pharmacokinetic study.